Exhibit 99.1

Contact:

Alliance HealthCare Services

Howard K. Aihara

Executive Vice President

Chief Financial Officer

(949) 242-5334

Alliance HealthCare Services Announces Estimated Impact of

Final 2014 Medicare Reimbursement Rates

Company Estimates 2014 Revenue Impact of <$3 million

NEWPORT BEACH, CA – (BUSINESS WIRE) – December 12, 2013 – Alliance HealthCare Services, Inc. (NASDAQ:AIQ) (“Alliance” or the “Company”), a leading national provider of radiology and radiation therapy services, today provided additional information regarding the potential impact of the final 2014 Medicare reimbursement rates, which were issued on November 27, 2013 by the Centers for Medicare and Medicaid Studies (“CMS”).

Using 2013 estimated volume data, the total impact to Alliance is a predicted reduction of approximately $2.8 million in Medicare reimbursement. With respect to patients that Alliance bills to Medicare directly under the Medicare Physician Fee Schedule (“MPFS”), the impact to Alliance will include a reduction in reimbursement for MRI of approximately $1.4 million, linear accelerator of approximately $0.7 million, and a portion of procedures that Alliance bills under-arrangement with its hospital partners for stereotactic radiosurgery procedures under the Hospital Outpatient Payment System (“HOPPS”) totaling approximately $0.7 million.

Howard Aihara, Alliance’s Executive Vice President and Chief Financial Officer, stated, “We are pleased to receive the final rule, which now allows us to more accurately plan for the impact in 2014. While slightly more than our initial impact expectations of $2 million, this change in reimbursement represents approximately 2% of our full year 2013 Adjusted EBITDA guidance range. This is a manageable amount and will not hinder our ability to do business or our focus on expanding our relationships and providing added value to our hospital partners.”

The calculations noted above do not include the decrease under the Medicare statutory formula, or sustainable growth rate methodology, used to update the MPFS. CMS projects an additional 20.1% reduction in MPFS payment rates for 2014 if Congress fails to intervene. In the past, when the application of the statutory formula would have resulted in lower payment, Congress has passed interim legislation to prevent the reductions. We cannot assure, however, that Congress will pass similar legislation for 2014 or for future years, or that any such legislation will fully prevent the reductions required under the statutory formula.

About Alliance HealthCare Services

Alliance HealthCare Services is a leading national provider of radiology solutions and radiation therapy services based upon annual revenue and number of systems deployed. Alliance focuses on MRI, PET/CT and CT through its Imaging division and radiation therapy through its Oncology division. With approximately 1,800 team members committed to providing exceptional patient care and exceeding customer expectations, Alliance provides quality clinical services for over 1,000 hospitals and other healthcare partners in 44 states. Alliance operates 487 diagnostic imaging and radiation therapy systems.

The Company is the nation’s largest provider of advanced diagnostic mobile imaging services and one of the leading operators of fixed-site imaging centers, with 127 locations across the country. Alliance also operates 28 radiation therapy centers, including 17 dedicated stereotactic radiosurgery facilities, many of which are operated in conjunction with local community hospital partners, providing treatment and care for cancer patients. With 17 stereotactic radiosurgery facilities in operation, Alliance is among the leading providers of stereotactic radiosurgery nationwide.

Forward-Looking Statements

This press release contains forward-looking statements relating to future events, including statements related to the potential impact on the Company’s business and revenues of (1) the 2014 Medicare reimbursement final rules, (2) the reductions in the 2014 MPFS reimbursement rates required under the statutory formula, and (3) any related Congressional legislation that could impact such reductions.

In this context, forward-looking statements often address the Company’s expected future business and financial results and often contain words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks” or “will.” Forward-looking statements by their nature address matters that are uncertain and subject to risks. Such uncertainties and risks include: changes in financial results and guidance in the event of a restatement or review of the Company’s financial statements; the nature, timing and amount of any such restatement or other adjustments; the Company’s ability to make timely filings of its required periodic reports under the Securities Exchange Act of 1934; issues relating to the Company’s ability to maintain effective internal control over financial reporting and disclosure controls and procedures; the Company’s high degree of leverage and its ability to service its debt; factors affecting the Company’s leverage, including interest rates; the risk that the counterparties to the Company’s interest rate swap agreements fail to satisfy their obligations under these agreements; the Company’s ability to obtain financing; the effect of operating and financial restrictions in the Company’s debt instruments; the accuracy of the Company’s estimates regarding its capital requirements; the effect of intense levels of competition in the Company’s industry; changes in the methods of third party reimbursements for diagnostic imaging and radiation oncology services; fluctuations or unpredictability of the Company’s revenues, including as a result of seasonality; changes in the healthcare regulatory environment; the Company’s ability to keep pace with technological developments within its industry; the growth or lack thereof in the market for imaging, radiation oncology and other services; the disruptive effect of hurricanes and other natural disasters; adverse changes in general domestic and worldwide economic conditions and instability and disruption of credit markets; difficulties the Company may face in connection with recent, pending or future acquisitions, including unexpected costs or liabilities resulting from the acquisitions, diversion of management’s attention from the operation of the Company’s business, and risks associated with integration of the acquisitions; and other risks and uncertainties identified in the Risk Factors section of the Company’s Form 10-K for the year ended December 31, 2012, filed with the Securities and Exchange Commission (the “SEC”), as may be modified or supplemented by our subsequent filings with the SEC. These uncertainties may cause actual future results or outcomes to differ materially from those expressed in the Company’s forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company does not undertake to update its forward-looking statements except as required under the federal securities laws.

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